SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                                    Castelle
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                   147905-10-3
                                 (CUSIP Number)

                                November 24, 2003
             (Date of Event Which Requires Filing of this Statement)

      Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

      |_| Rule 13d-1(b)
      |X| Rule 13d-1(c)
      |_| Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G

CUSIP No. 147905-10-3                                          Page 2 of 5 Pages

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Scott C. McDonald
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                 (a)  |_|
                                                                 (b)  |_|
--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     USA
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           210,667 (1)
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          0
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         210,667 (1)
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            0
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     210,667 (1)
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          |_|
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     6.2%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

     IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


(1) Includes 40,418 shares issuable upon the exercise of stock options that are exercisable within 60 days of November 24, 2003.

                                  SCHEDULE 13G

CUSIP No. 147905-10-3                                          Page 3 of 5 Pages


Item 1.

            (a)   Name of Issuer: Castelle

            (b)   Address of Issuer's Principal Executive Offices:

                  855 Jarvis Drive, Suite 100
                  Morgan Hill, CA 95037

Item 2.

            (a)   Name of Person Filing: Scott C. McDonald

            (b)   Address of Principal Business Office:

                  855 Jarvis Drive, Suite 100
                  Morgan Hill, CA 95037

            (c)   Citizenship: USA .

            (d)   Title of Class of Securities: Common Stock

            (e)   CUSIP Number: 147905-10-3

Item 3. If this statement is filed pursuant to ss.ss. 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

            (a)   |_| Broker or dealer registered under section 15 of the Act
                      (15 U.S.C. 78o).

            (b)   |_| Bank as defined in section 3(a)(6) of the Act (15 U.S.C.
                      78c).

            (c)   |_| Insurance company as defined in section 3(a)(19) of the
                      Act (15 U.S.C. 78c).

            (d)   |_| Investment company registered under section 8 of the
                      Investment Company Act of 1940 (15 U.S.C. 80a-8).

            (e)   |_| An investment adviser in accordance with ss.
                      240.13d-1(b)(1)(ii)(E);

            (f)   |_| An employee benefit plan or endowment fund in accordance
                      with ss. 240.13d-1(b)(1)(ii)(F);

            (g)   |_| A parent holding company or control person in accordance
                      with ss. 240.13d-1(b)(1)(ii)(G);

                                  SCHEDULE 13G

CUSIP No. 147905-10-3                                          Page 4 of 5 Pages


            (h)   |_| A savings associations as defined in Section 3(b) of the
                      Federal Deposit Insurance Act (12 U.S.C. 1813);

            (i)   |_| A church plan that is excluded from the definition of an
                      investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

            (j)   |_| Group, in accordance with ss. 240.13d-1(b)(1)(ii)(J).

            NOT APPLICABLE.

Item 4.     Ownership.

            (a)   Amount beneficially owned: 210,667 *

            (b)   Percent of class: 6.2%

            (c)   Number of shares as to which the person has:

                  (i)   Sole power to vote or to direct the vote:   210,667 *

                  (ii)  Shared power to vote or to direct the vote:       0

                  (iii) Sole power to dispose or to direct the
                        disposition of:                             210,667 *

                  (iv)  Shared power to dispose or to direct the
                        disposition of:                                   0

            * Includes 40,418 shares issuable upon the exercise of stock options that are exercisable within 60 days of November 24, 2003.

Item 5.     Ownership of Five Percent or Less of a Class.

            NOT APPLICABLE.

Item 6.     Ownership of More Than Five Percent on Behalf of Another Person.

            NOT APPLICABLE.

                                  SCHEDULE 13G

CUSIP No. 147905-10-3                                          Page 4 of 5 Pages


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

            NOT APPLICABLE.

Item 8.     Identification and Classification of Members of the Group.

            NOT APPLICABLE.

Item 9.     Notice of Dissolution of Group.

            NOT APPLICABLE.

Item 10.    Certifications.

      By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: December 2, 2003                         By: /s/ Scott C. McDonald
                                                    ---------------------
                                                    Scott C. McDonald